Exhibit 99.1

QuickLogic Announces CFO Resignation;

Anthony Contos named Interim Chief Accounting Officer

San Jose, Calif. – January 28, 2021 - QuickLogic Corporation (NASDAQ: QUIK) (“QuickLogic” or the “Company”), a developer of ultra-low power multi-core voice enabled SoCs, embedded FPGA IP, and Endpoint AI solutions, today announced that Suping (Sue) Cheung, Chief Financial Officer, submitted her resignation, effective February 17, 2021. Ms. Cheung will relocate in order to accept a new Chief Financial Officer role with a public company, and her resignation is not the result of any dispute or disagreement with QuickLogic on any matter relating to QuickLogic's operations, policies or practices.

Ms. Cheung has served in many senior level roles at QuickLogic since joining the Company in 2007, most recently as Chief Financial Officer since August 2016. She is committed to an orderly transition of her duties and will stay with QuickLogic through its upcoming earnings announcement and call on February 17 after market close. Effective upon Ms. Cheung’s departure, and until a successor has been identified, QuickLogic has appointed Mr. Anthony Contos, who recently joined QuickLogic as the Company’s Corporate Controller, to serve as its interim Chief Accounting Officer.

“On behalf of the QuickLogic team, I want to extend our sincere thanks to Sue for her many contributions to the Company over the past 14 years,” said Brian Faith, President and Chief Executive Officer of QuickLogic. “Sue was instrumental in building a strong finance team and managing QuickLogic’s financial operations as we have executed on our transition from a component semiconductor supplier to a platform company. Sue has been a consummate professional, which was further demonstrated by her willingness to stay through the reporting of our fourth quarter and fiscal year results on February 17. We thank Sue for her leadership, partnership, and friendship and wish her success in her new endeavor.”

“I am proud of what QuickLogic has accomplished. The Company is well positioned to deliver on its strategic agenda,” said Sue Cheung. “I am grateful for the opportunity to have partnered with Brian and the team for so many years and to have worked with so many talented colleagues.”

The Company plans to engage in a search to fill the permanent Chief Financial Officer position.

About QuickLogic

QuickLogic is a fabless semiconductor company that develops low power, multi-core semiconductor platforms and Intellectual Property (IP) for Artificial Intelligence (AI), voice and sensor processing. The solutions include an embedded FPGA IP (eFPGA) for hardware acceleration and pre-processing, and heterogeneous multi-core SoCs that integrate eFPGA with other processors and peripherals. The Analytics Toolkit from the Company’s wholly-owned subsidiary, SensiML Corporation, completes the end-to-end solution with accurate sensor algorithms using AI technology. The full range of platforms, software tools and eFPGA IP enables the practical and efficient adoption of AI, voice and sensor processing across the multitude of mobile, wearable, hearable, consumer, industrial, edge and endpoint IoT applications. For more information, visit www.quicklogic.com and https://www.quicklogic.com/blog/.

QuickLogic uses its website (www.quicklogic.com), the company blog (https://www.quicklogic.com/blog/), corporate Twitter account (@QuickLogic_Corp), Facebook page (https://www.facebook.com/QuickLogic), and LinkedIn page (https://www.linkedin.com/company/quicklogic/) as channels of distribution of information about its products, its planned financial and other announcements, its attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and QuickLogic may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor the Company’s website and its social media accounts in addition to following the Company’s press releases, SEC filings, public conference calls, and webcasts.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, expectations regarding our future business, and actual results may differ due to a variety of factors including: delays in the market acceptance of the Company’s new products; the ability to convert design opportunities into customer revenue; our ability to replace revenue from end-of-life products; the level and timing of customer design activity; the market acceptance of our customers’ products; the risk that new orders may not result in future revenue; our ability to introduce and produce new products based on advanced wafer technology on a timely basis; our ability to adequately market the low power, competitive pricing and short time-to-market of our new products; intense competition by competitors; our ability to hire and retain qualified personnel; our ability to capitalize on synergies with our newly acquired subsidiary SensiML Corporation; changes in product demand or supply; general economic conditions; political events, international trade disputes, natural disasters and other business interruptions that could disrupt supply or delivery of, or demand for, the Company’s products; the unpredictable and ongoing impact of the COVID-19 pandemic; and changes in tax rates and exposure to additional tax liabilities. These and other potential factors and uncertainties that could cause actual results to differ materially from the results contemplated or implied are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission (the "SEC"), including the risks discussed in the “Risk Factors” section in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases, which are available on the Company's Investor Relations website at http://ir.quicklogic.com/, and on the SEC website at www.sec.gov. In addition, please note that the date of this press release is January [28], 2021, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

QuickLogic and logo are registered trademarks of QuickLogic. All other trademarks are the property of their respective holders and should be treated as such.

Company Contact

Brian Faith

President and Chief Executive Officer

(408) 990-4000

ir@quicklogic.com

IR Contact

Jim Fanucchi
Darrow Associates, Inc.
(408) 404-5400
ir@quicklogic.com

CODE: QUIK-E